INDEX SUPPLEMENT (To Prospectus dated November 21, 2011)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178081

GLOBAL MEDIUM-TERM SECURITIES, SERIES F
Senior Securities
Index Information on Morgan Stanley SmartInvest Indices
Morgan Stanley SmartInvest Equity Index
Morgan Stanley SmartInvest Alpha Index
Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page IS-24 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY July 9, 2014

Table of Contents

Summary of the Morgan Stanley SmartInvest Equity Index	3
Summary of the Morgan Stanley SmartInvest Alpha Index	14
Summary of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index	19
Risk Factors	24
Description of Index Methodology for the Morgan Stanley SmartInvest Equity Index	32
Description of Index Methodology for the Morgan Stanley SmartInvest Alpha Index	36
Description of Index Methodology for the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index	38

We, Morgan Stanley, may from time to time offer and sell securities linked to the Morgan Stanley SmartInvest Equity Index (the “SmartInvest Index”), the Morgan Stanley SmartInvest Alpha Index (the “SmartInvest Alpha Index”), the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index (the “SmartInvest Alpha Volatility Target Index” (each, an “Index,” and together, the “Indices”) or to a weighted basket of components that includes any or all of the Indices. This index supplement describes the Indices to which the securities may be linked, as well as related matters concerning the relationship between Morgan Stanley and the publisher of the Indices and the fact that Morgan Stanley & Co. International plc, an affiliate of Morgan Stanley, is the sponsor of the Indices. Additional terms that will generally apply to the securities are described in the accompanying product supplement or preliminary pricing supplement.

This index supplement supplements the terms described in the accompanying product supplement or preliminary pricing supplement and the accompanying prospectus. Separate preliminary terms or a separate pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the description of the relevant Indices specified below. If the terms described in the relevant preliminary terms or pricing supplement are inconsistent with those described herein or in any accompanying product supplement or the accompanying prospectus, the terms described in the relevant preliminary terms or pricing supplement will control. In addition, if this index supplement and any accompanying product supplement contains information relating to any or all of the Indices to which the securities are linked, the information contained in the document with the most recent date will control.

Summary of the Morgan Stanley SmartInvest Equity Index

INTRODUCTION

Current Market Environment

•	Markets are complex.

–	Increased number of players and increasingly efficient markets

–	Less arbitrage opportunities

•	Greater dispersion of returns within asset classes, regions and countries

•	Selecting the right assets to generate excess return is key

Proposed Idea: Invest Based on the Publicly Available Stock Selections of US Hedge Fund Managers

•	Invest based on analyzing the publicly available stock selections of hedge fund managers, as disclosed by the hedge funds on their filed Forms 13F

–	Hedge funds have a reputation for often employing sophisticated stock-picking methodologies

–	Often extensive analytical capabilities

–	Growing trend of attempting to use shareholder activism to bolster value (e.g., seeking to use holdings to demand board changes, divestitures)

–	Often hold fewer, concentrated positions

INDEX SUMMARY

Morgan Stanley SmartInvest Equity Index Overview

•	The SmartInvest Index is a U.S. long-only equity index aiming to invest in stocks that are among the more concentrated reported positions held by hedge funds.

•	The SmartInvest Index was created in 2007 – over 6 years of live performance history.

•	Quantitative strategy, rules-based, relying on publicly available information

–
The SmartInvest Index invests in a fixed number of securities quarterly from the S&P 500® Index (Bloomberg ticker: SPX) that have high hedge fund ownership by a small number of U.S. hedge funds, as disclosed on Forms 13F filed by hedge fund managers, subject to market capitalization and liquidity filters together with SmartInvest Screens. The SmartInvest Screens rank and identify securities in the S&P 500® Index for inclusion in the SmartInvest Index. See “Strategy Summary.”

•	There are two versions of the SmartInvest Index, the SmartInvest Total Return Index (where dividends are reinvested) and the SmartInvest Price Return Index (where dividends are not reinvested).

•
Not a replication of, nor an alternative to, hedge funds, but rather a way to track their publicly available stock selections. Not a hedge fund and not linked to any hedge fund or group of hedge funds.

•	The SmartInvest Index tracks only 40 stocks at any time, and has volatility and yearly drawdown risks associated with an investment in those U.S. equities.

•
The SmartInvest Index uses information reported quarterly on a 45-day trailing basis on Forms 13F and may acquire or track a stock that hedge fund managers are no longer holding. In addition, filers do not disclose any short positions or provide the rationale for the investment on Form 13F.

STRATEGY SUMMARY

Track the Publicly Available Stock Selections of Hedge Fund Managers

–	Aim to invest in stocks that are among the more concentrated reported positions held by hedge funds, based on SEC filings

What are the SEC Filings used in the Selection Methodology?

–	Section 13(f) of the Securities Exchange Act of 1934 was passed in order to increase public availability of information regarding the security holdings of institutional investors.

–	Section 13(f) requires certain institutional investment managers to report their holdings of certain securities to the SEC on Form 13F.

What information does Form 13F contain?

–
Disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed by institutional investment managers

–	Filers do not disclose any short positions or the rationale for any investment on Form 13F.

Who files Form 13F?

–	Institutional investment managers that exercise investment discretion over $100 million or more in certain U.S. exchange-traded stocks and certain other exchange-traded instruments must file Form 13F.

–	A list of Section 13(f) securities is made available shortly after the end of each calendar quarter on the SEC’s website.

When is Form 13F filed?

–	The form has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December.

Invest Based on the Stock Selections Disclosed in Forms 13F

•	Morgan Stanley has devised a proprietary strategy to transform this information into an investment strategy.

•	The index methodology of the SmartInvest Index uses Form 13F data for stock selection.

•	Utilizes a step-by-step process:

–	High hedge fund ownership in percentage terms, but

–
Selects stocks owned by only the smallest number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) (i.e. among their more concentrated reported positions)

Overview of Selection Methodology

•	Collate all SEC 13F filings

•	Identify SmartInvest Securities from the S&P 500® Index by applying the following SmartInvest Screens:

•
Screen 1: The S&P 500® stocks that satisfy the market capitalization filter are ranked by the percentage of hedge fund ownership, to create a sub-pool of a predetermined number of stocks. The market capitalization filter is described in more detail on the following page.

–	A higher percentage of hedge fund ownership is ranked higher than a lower percentage

•	Screen 2: The sub-pool stocks are then ranked based on the sum of the number of hedge fund owners and the number Form 13F filers that have entirely sold down their position in the preceding quarter

–	Stocks that have a small sum of hedge fund owners and Form 13F filer sellers are ranked higher than those that have a large sum.

–
The 40 sub-pool stocks with the least number of hedge fund owners (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) are selected as eligible components of the SmartInvest Index, subject to the liquidity filter. The liquidity filter is described in more detail on the following page.

Illustration of the SmartInvest Screens

Screen 1: Percentage of Hedge Fund Ownership	Screen 2: Number of Hedge Fund Owners and Number of Form 13F Filers That Have Entirely Sold Down Their Position

Subject to liquidity and market capitalization filters (please refer to the following page for further information on these filters)

Illustration of the SmartInvest Index Methodology

Define Selection Pool

- S&P 500® Index
- Subject to market capitalization filters. In order to be included in the Selection Pool, a stock must have a market capitalization that exceeds $2 billion (adjusted for then-current market size as compared to 2006).

Apply SmartInvest Screen

- Collate SEC 13F Filings
- Select hedge fund managers' filings
- A predetermined number of stocks are selected and constitute the "Eligible Universe" based on ranking the **percentage of hedge fund ownership**. A higher percentage of hedge fund ownership is ranked higher than a lower percentage.

Select SmartInvest Stocks

- Out of the "Eligible Universe," the 40 stocks that are **held by the least number of hedge funds** (this number includes **every Form 13F filer**, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter) are identified and constitute the "Pre-filter Universe"
- The liquidity filter is then applied to the stocks in the "Pre-filter Universe" to refine the final selection of the 40 stocks constituting the SmartInvest Index. See below.
- Selected stocks are weighted on each quarterly rebalancing date according to relative market capitalization (subject to an individual weight limit of 10%)

Calculate SmartInvest Index

- Calculated daily by S&P
- The SmartInvest Index is available in both Total Return (dividends on the 40 stocks are reinvested) and Price Return (dividends on the 40 stocks are not reinvested)
- SmartInvest Total Return Index ticker: MSIQSMDT
- SmartInvest Price Return Index ticker: MSIQSMDP

Rebalanced Quarterly

The liquidity filter analyzes the trading volume of the stock to determine if it is sufficiently liquid to be included in the SmartInvest Index. Stocks in the “Pre-filter Universe” that do not pass the liquidity filter are ranked based on a measure of liquidity. The lowest-ranked stock is removed from the “Pre-filter Universe” and replaced with the highest-ranked stock from the “Eligible Universe” not already selected. This process is repeated until all 40 stocks constituting the “Pre-filter Universe” pass the liquidity filter.

Simulated and Actual Index Performance of the SmartInvest Index

Simulated and Live Performance

•	SmartInvest Index Live Date was March 5, 2007.

•
Any performance data prior to the SmartInvest Index Live Date has been calculated retrospectively, based on simulated historical performance. Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Competitive Positioning

•
Track record of outperforming the S&P 500® Total Return Index (Bloomberg ticker: SPTR) but with moderately greater volatility. Past performance (actual or simulated) is not an indicator of future performance.

Considerations Relating to the Use of Simulated Returns

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the SmartInvest Index. The actual performance of the SmartInvest Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that securities linked to the SmartInvest Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the SmartInvest Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this index supplement.

The live date for both the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index was April 28, 2011. Any performance data for these indices prior to this date have been calculated retrospectively, based on simulated historical performance. Therefore, the considerations relating to the use of simulated returns described above apply also with respect to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index.

The graph below shows the comparison of retrospective and historical performance of the SmartInvest Total Return Index with that of the S&P 500® Total Return Index.  Such comparison is for information purposes only.  No assurance can be given that the SmartInvest Total Return Index will perform as well as or outperform the S&P 500® Total Return Index in the future; nor can assurance be given that the SmartInvest Total Return Index will not significantly underperform the S&P 500® Total Return Index in the future.

The dotted line in the graph above indicates the SmartInvest Index Live Date of March 5, 2007.

Key Statistics (on the SmartInvest Total Return Index and the S&P 500® Total Return Index)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014*	Annualized Mar 02- Jun 141
Return
SmartInvest	-10.5%	50.4%	29.2%	20.9%	17.6%	-0.6%	-37.7%	48.5%	26.3%	7.4%	22.3%	35.6%	11.6%	15.2%
S&P 500	-22.2%	28.7%	10.9%	4.9%	15.8%	5.5%	-37.0%	26.5%	15.1%	2.1%	16.0%	32.4%	7.1%	6.6%
SmartInvest Excess Return vs. S&P 500
Excess Return	11.6%	21.7%	18.4%	16.0%	1.8%	-6.1%	-0.7%	22.0%	11.2%	5.3%	6.3%	3.2%	4.5%	8.6%
Volatility
SmartInvest	25.8%	17.6%	13.0%	12.7%	13.1%	17.5%	41.0%	31.7%	21.4%	26.6%	14.5%	12.4%	13.0%	22.0%
S&P 500	27.3%	17.0%	11.1%	10.3%	10.0%	16.0%	41.0%	27.3%	18.1%	23.4%	12.7%	11.1%	10.7%	20.4%
Annualized Risk Adjusted Returns2
SmartInvest	-0.50	2.86	2.25	1.65	1.34	-0.04	-0.92	1.53	1.23	0.28	1.54	2.86	1.81	0.69
S&P 500	-0.99	1.68	0.98	0.48	1.57	0.34	-0.90	0.97	0.83	0.09	1.26	2.92	1.34	0.32
Maximum Yearly Drawdown
SmartInvest	-26.1%	-13.8%	-9.5%	-6.6%	-13.1%	-15.8%	-51.0%	-25.8%	-16.6%	-20.5%	-10.8%	-5.3%
S&P 500	-33.0%	-23.8%	-7.4%	-7.0%	-7.5%	-9.9%	-47.7%	-36.1%	-15.6%	-18.6%	-9.6%	-5.6%
Source: Bloomberg for the historic closing level of the S&P 500® Total Return Index; Morgan Stanley for all other data and calculations
1. Data range from March 5, 2002 to June 30, 2014. The SmartInvest Total Return Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.
2. Annualized Risk-Adjusted Returns = Annualized Return / Annualized Volatility.
* From December 31, 2013 to June 30 30, 2014.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Total Return Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. Past performance (actual or simulated) is not an indicator of future performance. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

The graph below shows the comparison of retrospective and historical performance of the SmartInvest Price Return Index with that of the S&P 500® Index.  Such comparison is for information purposes only.  No assurance can be given that the SmartInvest Price Return Index will perform as well as or outperform the S&P 500® Index in the future; nor can assurance be given that the SmartInvest Price Return Index will not significantly underperform the S&P 500® Index in the future.

The dotted line in the graph above indicates the SmartInvest Index Live Date of March 5, 2007.

Key Statistics (on the SmartInvest Price Return Index and the S&P 500® Index)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014*	Annualized Mar 02- Jun 141
Return
SmartInvest	-11.1%	49.3%	28.5%	20.4%	16.5%	-1.3%	-38.3%	46.9%	25.4%	6.5%	21.1%	34.7%	11.1%	14.3%
S&P 500	-23.2%	26.4%	9.0%	3.0%	13.6%	3.5%	-38.5%	23.5%	12.8%	0.0%	13.4%	29.6%	6.1%	4.4%
SmartInvest Excess Return vs. S&P 500
Excess Return	12.1%	23.0%	19.5%	17.4%	2.9%	-4.8%	0.2%	23.4%	12.6%	6.6%	7.7%	5.1%	5.1%	9.8%
Volatility
SmartInvest	25.8%	17.6%	13.0%	12.7%	13.1%	17.5%	41.0%	31.9%	21.4%	26.6%	14.4%	12.4%	12.9%	22.0%
S&P 500	27.3%	17.0%	11.1%	10.3%	10.0%	16.0%	41.0%	27.3%	18.1%	23.4%	12.8%	11.1%	10.7%	20.4%
Annualized Risk Adjusted Returns2
SmartInvest	-0.52	2.80	2.20	1.61	1.26	-0.07	-0.93	1.47	1.19	0.25	1.46	2.79	1.73	0.65
S&P 500	-1.03	1.55	0.81	0.29	1.36	0.22	-0.94	0.86	0.71	0.00	1.05	2.67	1.14	0.22
Maximum Yearly Drawdown
SmartInvest	-26.5%	-14.3%	-9.6%	-6.7%	-13.2%	-16.0%	-51.4%	-26.0%	-16.8%	-20.6%	-11.0%	-5.4%
S&P 500	-33.6%	-24.8%	-8.2%	-7.2%	-7.7%	-10.1%	-48.8%	-37.6%	-16.0%	-19.4%	-9.9%	-5.8%
Source: Bloomberg for the historic closing level of the S&P 500® Index; Morgan Stanley for all other data and calculations
1. Data range from March 5, 2002 to June 30, 2014. The SmartInvest Price Return Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.
2. Annualized Risk-Adjusted Returns = Annualized Return / Annualized Volatility.
* From December 31, 2013 to June 30, 2014.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Price Return Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence. Past performance (actual or simulated) is not an indicator of future performance. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Historical Index Snapshot of the SmartInvest Index

Actual data as of June 4, 2014

Stock	Sector	Percentage of Holding
General Dynamics Corporation	Industrials	10.00%
Humana Inc	Health Care	5.22%
EQT Corp	Energy	4.39%
Moody’s Corp	Financials	4.38%
Motorola Solutions Inc	Information Technology	4.15%

Top 3 Sectors

Sector	Percentage of Holding
Industrials	23.07%
Financials	15.63%
Energy	15.55%

Market Capitalization Distribution of the Stocks included in the SmartInvest Index

Source: Morgan Stanley
The Historical Index Snapshot of the SmartInvest Index is not an indicator of future holdings of the SmartInvest Index.

Important Information for the SmartInvest Index

Key Advantages and Risk Considerations

Key Advantages	Risk Considerations
•          The SmartInvest Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds.

•          The SmartInvest Index is a systematic rules-based strategy with no active management. See “Risk Factors—Index Sponsor’s Powers.”

•          The SmartInvest Index is transparent and is published on Bloomberg daily. See “Index Facts on the SmartInvest Index” below for the Bloomberg tickers.

•          The SmartInvest Index uses information reported quarterly on a 45-day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

•          There is no guarantee that the SmartInvest Index will perform as well as or outperform the S&P 500® Index.

•          The SmartInvest Index has historically often been more volatile and has had larger maximum yearly drawdowns than the S&P 500® Index.

•          As the “Pre-filter Universe” is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the SmartInvest Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds

•          As the SmartInvest Index invests in fewer companies than are tracked by the S&P 500® Index, the SmartInvest Index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

•          SEC Forms 13F are limited to long positions only. Any short positions in any selected stock held by hedge fund managers as part of their investment strategies are not disclosed and will not be taken into account in selecting the stocks that constitute the SmartInvest Index. In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

•          Possibility of discontinuation of the requirement of Form 13F filing or the alteration of filing requirements.

•          Past performance (actual or simulated) cannot be considered as an indication of future index performance of the SmartInvest Index.

•        Any performance data prior to the SmartInvest Index Live Date have been calculated retrospectively, based on simulated historical performance. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

•          Additional risk considerations can be found on the following pages of this document.

Index Facts on the SmartInvest Index

Bloomberg Ticker for SmartInvest Total Return Index	MSIQSMDT Index (dividends are reinvested)
Bloomberg Ticker for SmartInvest Price Return Index	MSIQSMDP Index (dividends are not reinvested)
Rebalancing Frequency	Quarterly
Number of Constituents	40 at any time
SmartInvest Index Live Date	March 5, 2007
Currency	USD
Calculation Agent	S&P
SmartInvest Index Sponsor	Morgan Stanley & Co. International plc
Weighting	Free Float Market Capitalization (subject to individual stock weight limit of 10%)

Summary of the Morgan Stanley SmartInvest Alpha Index

Morgan Stanley SmartInvest Alpha Index Overview

•
The SmartInvest Alpha Index is a variation on the SmartInvest Index. The SmartInvest Alpha Index employs a strategy that measures the relative performance of the SmartInvest Total Return Index (described above) against the S&P 500® Total Return Index.

–
The SmartInvest Alpha Index may be appropriate for investors who believe the SmartInvest Total Return Index will outperform the S&P 500® Total Return Index and seek an equity-based return based on the relative performance between the two indices and are comfortable that any increases in the S&P 500® Total Return Index will partially or wholly offset increases, if any, of the SmartInvest Total Return Index.

•
To implement this strategy, the SmartInvest Alpha Index takes a long position in the SmartInvest Total Return Index and an equivalent short position in the S&P 500® Total Return Index.  Therefore, the SmartInvest Alpha Index’s return will reflect the return on the SmartInvest Total Return Index minus the return on the S&P 500® Total Return Index.

•
Because the SmartInvest Alpha Index takes a long position in the SmartInvest Total Return Index, any positive performance of the SmartInvest Total Return Index will increase the return on the SmartInvest Alpha Index, while any negative performance of the SmartInvest Total Return Index will reduce the return on the SmartInvest Alpha Index. Additionally, because the SmartInvest Alpha Index takes a short position in the S&P 500® Total Return Index, any positive performance of the S&P 500® Total Return Index will reduce the return on the SmartInvest Alpha Index, while any negative performance of the S&P 500® Total Return Index will increase the return on the SmartInvest Alpha Index.

•
In periods of rising U.S. equity markets, the SmartInvest Alpha Index will generally underperform the SmartInvest Index, and, in periods of falling U.S. equity markets, the SmartInvest Alpha Index will generally outperform the SmartInvest Index.

•
Because the SmartInvest Alpha Index measures the performance of one equity index against the broader U.S. equity markets, any gains achieved by the SmartInvest Total Return Index during periods of rising equity markets will generally be reduced, while any losses experienced by the SmartInvest Total Return Index during periods of falling equity markets may be mitigated. Additionally, and, conversely, the SmartInvest Alpha Index can appreciate during periods of falling equity markets, if the SmartInvest Total Return Index performs better than the S&P 500® Total Return Index. The SmartInvest Alpha Index will decline during periods of rising equity markets if the SmartInvest Total Return Index performs worse than the S&P 500® Total Return Index.  The SmartInvest Alpha Index therefore reflects what is referred to as a “market-neutral” strategy.

•	The SmartInvest Alpha Index was created by Morgan Stanley on April 28, 2011 – approximately 3 years of live performance history.

•	Quantitative strategy, rules-based, relying on publicly available information.

•	Rebalanced monthly to equivalent-weighted long and short positions in the respective indices, as described below.

Strategy Summary

•
The objective of the SmartInvest Alpha Index is to reflect the relative performance of an equity investment strategy through a long position in the SmartInvest Total Return Index and an equivalent short position in the S&P 500® Total Return Index.

–
The SmartInvest Alpha Index may be appropriate for investors who believe the SmartInvest Total Return Index will outperform the S&P 500® Total Return Index and seek an equity-based return based on the relative performance between the two indices and are comfortable that any increases in the S&P 500® Total Return Index will partially or wholly offset increases, if any, of the SmartInvest Total Return Index.

•
At each monthly rebalancing, the long position in the SmartInvest Total Return Index and the short position in the S&P 500® Total Return Index are reset to equivalent weightings. The respective weightings of the long and short positions will diverge between rebalancings, based on the performances of the respective indices, but will then be reset to equivalent weightings upon each monthly rebalancing.

Simulated and Actual Performance and Key Statistics on the SmartInvest Alpha Index

Use of Simulated Returns

The live date for the SmartInvest Alpha Index was April 28, 2011. Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Alpha Index may have performed before such date, prior to its actual existence. Please see the additional considerations relating to the inherent limitations of simulated results set forth under “Considerations Relating to the Use of Simulated Returns” on page IS-8 above.

The graph below shows the comparison of retrospective and historical performance of the SmartInvest Alpha Index with that of the SmartInvest Total Return Index and the S&P 500® Total Return Index.  Such comparison is for information purposes only.  No assurance can be given as to the future performance of any of the SmartInvest Alpha Index, the SmartInvest Total Return Index or the S&P 500® Total Return Index.

The red dotted line in the graph above indicates the SmartInvest Index Live Date of March 5, 2007, and the blue dotted line in the graph above indicates the SmartInvest Alpha Index Live Date of April 28 2011.

SmartInvest Alpha Index	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014*	Annualized Mar 02- Jun 141
Return	13.7%	17.6%	16.9%	15.3%	1.8%	-5.6%	0.4%	18.6%	10.4%	5.5%	5.5%	2.4%	4.2%	8.4%
Annualized Volatility	9.5%	6.7%	5.8%	5.7%	6.3%	6.4%	10.8%	8.7%	6.1%	6.1%	4.8%	4.3%	5.4%	6.9%
Annualized Risk Adjusted Returns2	1.75	2.63	2.92	2.69	0.28	-0.89	0.04	2.13	1.72	0.91	1.14	0.57	1.59	1.22
Maximum Yearly Drawdown	-6.1%	-4.4%	-3.7%	-3.0%	-9.3%	-11.2%	-15.3%	-9.6%	-4.4%	-4.5%	-6.9%	-3.4%
Source: Bloomberg for the historic closing level of the S&P 500® Total Return Index; Morgan Stanley for all other data and calculations
1. Data range from March 5, 2002 to June 30, 2014. The SmartInvest Alpha Index simulated return data from March 5, 2002 to April 28, 2011, actual returns thereafter.
2. Annualized Risk-Adjusted Returns = Annualized Return / Annualized Volatility.
* From December 31, 2013 to June 30, 2014.
Back-testing and other statistical analyses provided herein use simulated analyses and hypothetical circumstances to estimate how the SmartInvest Index may have performed between March 5, 2002 and March 5, 2007 and how the SmartInvest Alpha Index may have performed between March 5, 2002 and April 28, 2011, prior to their actual existences. Past performance (actual or simulated) is not an indicator of future performance. See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Important Information for the SmartInvest Alpha Index

The SmartInvest Alpha Index is a variation on the SmartInvest Index. Please see the Key Advantages and Risk Considerations set forth on page IS-12.

Key Advantages and Additional Risk Considerations for the SmartInvest Alpha Index

Key Advantages	Additional Risk Considerations
•          The SmartInvest Alpha Index employs a strategy that measures the relative performance of the SmartInvest Total Return Index against the S&P 500® Total Return Index.

•          The SmartInvest Alpha Index will appreciate if the SmartInvest Total Return Index outperforms the S&P 500® Total Return Index.

•          The SmartInvest Alpha Index can appreciate during periods of falling equity markets, if the SmartInvest Total Return Index performs better than the S&P 500® Total Return Index.

•        The SmartInvest Alpha Index is a systematic rules-based strategy with no active management. See “Risk Factors—Index Sponsor’s Powers.”

•         The SmartInvest Alpha Index is published on Bloomberg daily. See “Index Facts on the SmartInvest Alpha Index” below for the Bloomberg ticker.

•          The SmartInvest Alpha Index seeks to benefit from the relative performance of the SmartInvest Total Return Index against the performance of the S&P 500® Total Return Index. However, there is no guarantee that this strategy will be successful. The S&P 500® Total Return Index may outperform the SmartInvest Total Return Index, in which case the return on the SmartInvest Alpha Index will be negative.

•         The performance of the SmartInvest Alpha Index will be negatively affected by any negative performance of the SmartInvest Total Return Index and by any positive performance of the S&P 500® Total Return Index.

•          The long exposure to the SmartInvest Total Return Index and the short exposure to the S&P 500® Total Return Index may diverge between monthly rebalancings.

•         The SmartInvest Alpha Index was created on April 28, 2011 and therefore has a limited history. An investment in the SmartInvest Alpha Index may therefore involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

•          Past performance (actual or simulated) cannot be considered as an indication of future index performance of the SmartInvest Alpha Index.

•          Any performance data prior to the SmartInvest Alpha Index Live Date have been calculated retrospectively, based on simulated historical performance. See “Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index

Calculation.” • Additional risk considerations can be found on the following pages of this document.

Index Facts on the SmartInvest Alpha Index

Bloomberg Ticker for SmartInvest Alpha Index	MSPISMDA Index
Rebalancing Frequency	Monthly
Long Position	Morgan Stanley SmartInvest Equity Index (Total Return)
Short Position	S&P 500® Total Return Index
SmartInvest Alpha Index Live Date	April 28, 2011
Currency	USD
Calculation Agent	Morgan Stanley Advantage Services Pvt. Ltd., or a Morgan Stanley affiliate designated as successor thereto
SmartInvest Alpha Index Sponsor	Morgan Stanley & Co. International plc

For a description of the S&P 500® Total Return Index (the Short Position for the SmartInvest Alpha Index,” see page IS-25 below.

Summary of the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

Morgan Stanley SmartInvest Alpha 5% Volatility Target Index Overview

•
The SmartInvest Alpha Volatility Target Index is a variation on the SmartInvest Alpha Index, which is itself a variation on the SmartInvest Index. The SmartInvest Alpha Volatility Target Index adds a target volatility mechanism to the relative performance strategy of the SmartInvest Alpha Index by allocating its notional exposure on each business day between the SmartInvest Alpha Index and cash, seeking to achieve its target volatility of 5% (the “Volatility Target”) in the SmartInvest Alpha Index.

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The SmartInvest Alpha Volatility Target Index may be appropriate for investors who seek an investment based on the relative performance strategy of the SmartInvest Alpha Index as well as a mechanism that seeks to achieve a defined level of volatility.

•
The SmartInvest Alpha Volatility Target Index allocates its exposure to the SmartInvest Alpha Index on each business day based on the ratio between the Volatility Target and the actual realized volatility of the SmartInvest Alpha Index over the prior rolling 20-day period (the “Realized Volatility”), as described below.

•
The SmartInvest Alpha Volatility Target Index allows for maximum exposure to the SmartInvest Alpha Index of 200%, with any remaining exposure (to the extent the exposure to the SmartInvest Alpha Index is less than 100%) allocated to cash and generating no return.

•	The SmartInvest Alpha Volatility Target Index was created by Morgan Stanley on April 28, 2011 – approximately 3 years of live performance history.

•	Quantitative strategy, rules-based, relying on publicly available information and targeting a defined level of volatility.

Strategy Summary

•
The objective of the SmartInvest Alpha Volatility Target Index is to reflect a dynamic allocation to the SmartInvest Alpha Index based on the ratio between the Volatility Target and the Realized Volatility of the SmartInvest Alpha Index.

•
If the Realized Volatility is equal to the Volatility Target, the notional exposure to the SmartInvest Alpha Index (the “Equity Exposure”) will be 100%. If the Realized Volatility is less than the Volatility Target, the Equity Exposure will be increased, subject to the maximum exposure of 200%. If the Realized Volatility is greater than the Volatility Target, the Equity Exposure will be decreased and the cash exposure will be increased. The cash exposure generates no return. The allocations will be adjusted on each business day, but only if the change of allocations would be in an amount greater than 5%.

•
The Equity Exposure is thus determined by the ratio of the Volatility Target to the Realized Volatility, subject to a maximum exposure of 200%, with any remaining exposure allocated to cash and generating no return. For example, if the Realized Volatility over the prior rolling 20-day period is 4%, the Equity Exposure will be set to 125% (5/4). If the Realized Volatility is 6%, the Equity Exposure will be set to approximately 83.33% (5/6), and the exposure to cash (which generates no return) will be approximately 16.67% (1/6).

•
Reallocation takes place on each business day, based on the ratio between the Volatility Target and the Realized Volatility over the prior rolling 20-day period, but only if the change of allocations would be in an amount greater than 5%.

Simulated and Actual Performance and Key Statistics on the SmartInvest Alpha Volatility Target Index

Use of Simulated Returns

The live date for the SmartInvest Alpha Volatility Target Index was April 28, 2011. Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Alpha Index may have performed before such date, prior to its actual existence. Please see the additional considerations relating to the inherent limitations of simulated results set forth under “Considerations Relating to the Use of Simulated Returns” on page IS-8 above.
The graph below shows the comparison of retrospective and historical performance of the SmartInvest Alpha Volatility Target Index with that of the SmartInvest Alpha Index, the SmartInvest Index and the S&P 500® Total Return Index.  Such comparison is for information purposes only.  No assurance can be given as to the future performance of any of the SmartInvest Alpha Volatility Target Index, the SmartInvest Alpha Index, the SmartInvest Index or the S&P 500® Total Return Index.

The red dotted line in the graph above indicates the SmartInvest Index Live Date of March 5, 2007, and the blue dotted line in the graph above indicates both the SmartInvest Alpha Index Live Date and the SmartInvest Alpha Volatility Target Index Live Date of April 28, 2011.

SmartInvest Alpha Volatility Target Index	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014*	Annualized Apr 02- Jun 141
Return	7.5%	14.4%	15.3%	15.5%	2.0%	-1.0%	1.1%	11.3%	10.2%	2.4%	6.3%	2.9%	3.3%	7.3%
Annualized Volatility	5.4%	5.4%	5.5%	5.3%	5.4%	5.8%	5.5%	5.0%	5.2%	5.3%	5.8%	5.2%	5.5%	5.4%
Annualized Risk Adjusted Return2	1.87	2.68	2.79	2.94	0.36	-0.17	0.19	2.26	1.96	0.46	1.10	0.56	1.20	1.35
Maximum Yearly Drawdown	-3.3%	-3.1%	-3.7%	-2.7%	-7.7%	-7.9%	-9.6%	-6.0%	-2.9%	-4.3%	-7.6%	-4.2%

Source: Bloomberg for the historic closing level of the S&P 500® Total Return Index; Morgan Stanley for all other data and calculations
1. Data range from April 4, 2002 to June 30, 2014. The SmartInvest Alpha Volatility Target Index simulated return data from April 4, 2002 to April 28, 2011, actual returns thereafter.
2. Annualized Risk-Adjusted Returns = Annualized Return / Annualized Volatility.
* From December 31, 2013 to June 30, 2014.
Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the SmartInvest Alpha Index may have performed between March 5, 2002 and April 28, 2011 and how the SmartInvest Alpha Volatility Target Index may have performed between April 4, 2002 and April 28, 2011, prior to their actual existences. Past performance (actual or simulated) is not an indicator of future performance. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance Data – Retrospective Index Calculation.”

Important Information for the SmartInvest Alpha Volatility Target Index

The Volatility Index is a variation on the SmartInvest Alpha Index, which is itself a variation on the SmartInvest Index. Please see the Key Advantages and Risk Considerations set forth on page IS-12, and the Key Advantages and Additional Risk Considerations for the SmartInvest Alpha Index set forth on page IS-17.

Key Advantages and Additional Risk Considerations for the SmartInvest Alpha Volatility Target Index

Key Advantages	Additional Risk Considerations
•          The SmartInvest Alpha Volatility Target Index employs a “volatility target” strategy by tailoring its exposure to the SmartInvest Alpha Index in seeking to achieve a volatility of 5% in the SmartInvest Alpha Index.

•         The SmartInvest Alpha Volatility Target Index allocates its exposure on each business day between the SmartInvest Alpha Index and cash, seeking to achieve its target volatility of 5% in the SmartInvest Alpha Index.

•          The SmartInvest Alpha Volatility Target Index is a systematic rules-based strategy with no active management. See “Risk Factors—Index Sponsor’s Powers.”

•          The SmartInvest Alpha Volatility Target Index is published on Bloomberg daily. See “Index Facts on the Volatility Index” below for the Bloomberg ticker.

•          The SmartInvest Alpha Volatility Target Index may not achieve its target volatility of 5% in the SmartInvest Alpha Index.

•          Risk of over-exposure to losses (when the Equity Exposure is greater than 100%) and reduced participation in gains (when the Equity Exposure is less than 100%)

•          Low volatility in the SmartInvest Alpha Index is not synonymous with low risk in an investment linked to the SmartInvest Alpha Volatility Target Index.

•          The portion of the SmartInvest Alpha Volatility Target Index’s exposure that is allocated to cash will generate no return.

•          The SmartInvest Alpha Volatility Target Index was created on April 28, 2011 and therefore has a limited history. An investment in the SmartInvest Alpha Volatility Target Index may therefore involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

•          Past performance (actual or simulated) cannot be considered as an indication of future index performance of the SmartInvest Alpha Index.

•          Any performance data prior to the SmartInvest Alpha Volatility Target Index Live Date have been calculated retrospectively, based on simulated historical performance. See “Considerations Relating to the Use of Simulated Returns” and “Risk Factors—Index Risk Factors—Index Performance

Data – Retrospective Index Calculation.” • Additional risk considerations can be found on the following pages of this document.

Index Facts on the SmartInvest Alpha Volatility Target Index

Bloomberg Ticker for SmartInvest Alpha Volatility Target Index	MSPISMAV Index
Allocation Frequency	Each business day
Volatility Target	5%
Base Index	Morgan Stanley SmartInvest Alpha Index
SmartInvest Alpha Volatility Target Index Live Date	April 28, 2011
Currency	USD
Calculation Agent	Morgan Stanley India Services Private Limited, or a Morgan Stanley affiliate designated as successor thereto
SmartInvest Alpha Volatility Target Index Sponsor	Morgan Stanley & Co. International plc

S&P 500® Total Return Index (Short Position for the SmartInvest Alpha Index)

The S&P 500® Total Return Index is calculated, maintained and published by Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”). On July 2, 2012, the McGraw-Hill Companies and CME Group announced the launch of S&P Dow Jones Indices, a joint venture that combines S&P Indices and Dow Jones Indices. Under the terms of the joint venture, the S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC, a subsidiary of the McGraw-Hill Companies.

The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.”  Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P® 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

“S&P®” and “S&P 500®” are trademarks of S&P. The Indices are not sponsored, endorsed, or promoted by S&P. S&P make no representations or warranties to the owners of any investment linked to the Indices or any member of the public regarding the advisability of any investment linked to the Indices. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to any of the Indices.

Risk Factors

An investment linked to any Index has significant risks. See “Risk Factors applicable to all of the Indices” for risks related to an investment in securities linked to the Indices. See “Additional Risk Factors applicable to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index” for additional risks related to an investment in securities linked to the SmartInvest Alpha Index and/or the SmartInvest Alpha Volatility Target Index. See “Additional Risk Factors applicable to the SmartInvest Alpha Volatility Target Index” for additional risks related to an investment in securities linked to the SmartInvest Alpha Volatility Target Index.

Prior to making an investment decision on any product, the return of which is linked to the performance of any Index, prospective investors should carefully consider all of the information set out in this document, including these Risk Factors. The Risk Factors set out below are not exhaustive. There may be other risks that a prospective investor should consider that are relevant to its particular circumstances or generally. In addition, please refer to the applicable offering documents for a complete description of risk considerations, disclosures and other important information relating to an investment linked to any Index.

Each investor will be solely responsible and must have sufficient knowledge, experience and professional advice to make its own evaluation of the merits and risks of any investment in respect of any Index.

Risk Factors applicable to all of the Indices

GENERAL RISK FACTORS

Reliance on Information: Unless otherwise stated, all calculations are based on information obtained from various publicly available sources. Both Morgan Stanley and the index calculation agent for the relevant Index have relied on these sources and have not independently verified the information extracted from these sources. Neither Morgan Stanley nor the index calculation agent for the relevant Index shall be liable in any way for any calculations it performs in reliance of such information. The information used to undertake the selection procedure will be the most up-to-date information available. However, in some cases, the valuation information used to select securities/underlying assets may have been published several months prior and may not reflect the performance at the time of the selection procedure.

Research: Morgan Stanley may also issue research reports on securities that are, or may become, constituents of an Index. These reports are entirely independent of the obligations of the index calculation agent for the relevant Index hereunder. Morgan Stanley will be under no obligation to make any adjustments to an Index or a strategy to reflect any change in outlook by Morgan Stanley Research.

In addition, Morgan Stanley and our affiliates may publish research from time to time on financial markets, an Index (including the strategy of such Index), the inclusion of underlying securities in an Index and other matters that may influence the value of products linked to an Index, or express opinions or provide recommendations that are inconsistent with purchasing or holding products linked to an Index. Any research, opinions or recommendations expressed by Morgan Stanley or our affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in products linked to an Index.

INDEX RISK FACTORS

The SmartInvest Index is the base index for the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index. Therefore, the following index risk factors applicable to the SmartInvest Index are also applicable to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index.  Please also see “Additional Risk Factors applicable to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index” for additional risks related to an investment in securities linked to the SmartInvest Alpha Index and/or the SmartInvest Alpha Volatility Target Index, and see “Additional Risk Factors applicable to the SmartInvest Alpha Volatility Target Index” for additional risks related to an investment in securities linked to the SmartInvest Alpha Volatility Target Index.

Proprietary and Rules-Based Indices: The Indices are quantitative and rules-based and may not yield future positive performance. They follow rules-based proprietary strategies that operate on the basis of pre-determined rules. There can be no assurances that the methodology of an Index will yield positive performance in all economic conditions, and past performance of such Index (actual or simulated), is not an indication of future performance. Accordingly, potential investors in products which are linked to the performance of an Index should determine whether those rules are appropriate in light of their individual circumstances and investment objectives and ensure that they understand the mechanics of such Index. Potential investors should consult with their legal, business and tax advisers to determine the consequences of investing in a product linked to such Index.

No Shareholder Rights: The SmartInvest Index takes a long position in certain selected stocks that are components of the S&P 500® Index (the “Underlying Assets”). However, investors will not have any claim against any of the Underlying Assets that comprise the SmartInvest Index.

Index Performance Consideration: There is no guarantee that an Index will have positive performance or will outperform benchmark indices. In addition, any investment linked to an Index may not necessarily be the same as an investment in the constituents of that Index. Past performance (actual or simulated) is not indicative of future performance. There are only 40 stocks in the SmartInvest Index at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual asset. Prospective investors should be aware that performance of an Index is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of certain underlying securities from time to time. The parameters deployed by the rules influence performance of an Index. Prospective investors should note that certain specifications of an Index including, but not limited to, underlying security selection criteria and rebalancing window are pre-determined parameters.

As the “Pre-filter Universe” used in the SmartInvest Index is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the SmartInvest Index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds.

In addition, the SmartInvest Index invests in only 40 stocks at any one time. As a result of investing in a smaller number of stocks compared to benchmark indices such as the S&P 500® Index, the SmartInvest Index has historically often been more volatile than benchmark indices. It has also tended to have larger maximum yearly drawdowns than the S&P 500® Index.

Moreover, as the SmartInvest Index invests in fewer companies than are tracked by the S&P 500® Index, the SmartInvest Index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

Basis Risk: When considering any investment, the return of which is linked to the performance of an Index, prospective investors should be aware that the level of an Index can go down as well as up and that the performance of such Index and its underlying securities in any future period may not mirror its past performance when assessing the simulated historical performance of such Index. The performance of the SmartInvest Index is not expected to reflect the performance of each of the underlying securities and is not expected to reflect the overall performance of the S&P 500® Index. The level of the SmartInvest Index could be lower than a weighted investment in each of the underlying securities.

Underlying Security Selection Criteria: The selection of the underlying securities of the SmartInvest Index follows a pre-determined set of criteria, including their ownership by hedge fund managers and their liquidity. A Morgan Stanley entity that acts as the hedging entity for a structured product that is linked to the performance of the SmartInvest Index will enter into hedging transactions in order to provide the return of the SmartInvest Index. When such hedging transactions are or will be disrupted or affected by any regulatory changes, the index sponsor of the SmartInvest Index would need to adjust the selection criteria accordingly.

Use of Information Disclosed on Forms 13F: The SmartInvest Index seeks to invest in stocks based on the publicly available filings on Form 13F by hedge fund managers. Filers of Form 13F are not required to disclose all of their holdings of securities on such form. For example, filers need only disclose certain securities, sometimes referred to as “Section 13(f) securities,” a list of which is published by the SEC. In addition, filers do not disclose any short positions on Form 13F, nor are such positions subtracted from long positions in the same security. As a result, the holdings of securities disclosed on any hedge fund manager’s Form 13F will likely not reflect the actual holdings of securities by that hedge fund manager. Consequently, the strategy does not take into account all of the positions that might be held by hedge fund managers. In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

Forms 13F are required to be filed within 45 days of the end of each calendar quarter. As a result, the SmartInvest Index uses information reported quarterly on a 45-day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Only institutional investment managers that exercise investment discretion over $100 million or more in Section 13(f) securities must file Form 13F. The SmartInvest Index will not take into account any stock selections of any investment manager that does not satisfy this criteria and is therefore not required to file Form 13F.

In constituting the “Pre-filter Universe,” the SmartInvest Index takes into account positions entirely sold down by any Form 13F filer, whether or not a hedge fund. As a result, positions of Form 13F filers that are not hedge funds may affect the stocks in which the SmartInvest Index invests.

Changes to Form 13F Requirements: It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely. In this case, the SmartInvest Index Sponsor will cease publication of the SmartInvest Index.

Index Publication: The index sponsor of the relevant Index will use reasonable efforts to publish the level of such relevant Index in respect of each index business day as soon as reasonably practicable thereafter. A published level of an Index will not be altered or amended unless it is necessary to correct a manifest error. The index sponsor of the relevant Index accepts no liability to any person for any publication, suspension of publication or non-publication of the level of such relevant Index for any period of time or in any place.

Market Factors and Equity Volatility: The underlying securities are publicly-traded on the relevant exchanges and markets. Prospective investors should be experienced with respect to transactions in investments with a value derived from the underlying securities. The prices, volatility and liquidity of the underlying securities may vary over time and may increase or decrease by reference to a variety of factors which may include (but not be limited to) political policies, change in law, corporate actions, macroeconomic factors and speculation. This market risk may cause high volatility of the underlying securities and may have a negative effect on the level of the relevant Index.

Index Sponsor’s Powers: The application of the methodology described herein by the index sponsor of the relevant Index shall be conclusive and binding. However, the index sponsor of the relevant Index may supplement, amend (in whole or in part), revise or withdraw these rules at any time if it has a valid reason for doing so. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the relevant Index is calculated or constructed and may affect such Index in other ways, including future performance. Without prejudice to the generality of the foregoing, the index sponsor of the relevant Index may determine that a change to the rules is required or desirable in order to optimize the index methodology of the relevant Index in accordance with the objectives of such relevant Index, or to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing such relevant Index. The rules of an Index may change without prior notice. All of the above may affect the value of an Index and the value of any financial products linked to such Index.

The index sponsor of the relevant Index shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of such relevant Index if, at any time, such relevant index sponsor determines that the relevant Index no longer meets or will not be capable of meeting the criteria established by such relevant index sponsor or otherwise determines that the relevant Index shall no longer be calculated. The index sponsor and index calculation agent for an Index have no obligation to take into account the considerations of any other person when making any such adjustments and have no obligation to inform any person of such modification or change.

The index calculation agent of the relevant Index is responsible for compiling and calculating such relevant Index pursuant to the rules of such relevant Index. The index sponsor for the relevant Index retains the discretion to appoint an alternative index calculation agent for such relevant Index. The index sponsor for the relevant Index retains the final discretion as to the manner in which such relevant Index is calculated and constructed. Furthermore, the index sponsor of the relevant Index has the final authority on the interpretation and application of the rules of such relevant Index.

Calculations and Determinations by the Index Calculation Agent for the Relevant Index: The index calculation agent’s calculations and determinations in relation to the relevant Index shall be binding on all parties in the absence of manifest error. No party (whether the holder of any financial product linked to the relevant Index or otherwise) will be entitled to proceed (and agrees to waive proceedings) against the index calculation agent for the relevant Index in connection with any such calculations or determinations or any failure to make any calculations or determinations in relation to the relevant Index. For so long as the index calculation agent for the relevant Index calculates such relevant Index, calculations and determinations by such index calculation agent in connection with such relevant Index will be made in reliance upon the information of various sources. The index calculation agent for the relevant Index does not accept any liability for loss or damage of any kind arising from the use of such information in any such calculation or determination.

Morgan Stanley Conflicts of Interest: Morgan Stanley’s affiliate is acting as the index sponsor for the SmartInvest Index, the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index. Morgan Stanley and its affiliates may from time to time engage in transactions involving the underlying securities for their proprietary accounts and/or for accounts of their clients, may act as market maker in such securities and/or be providing underwriting, banking, advisory or other services to the issuers of such securities. Such activities may not be for the benefit of the holders of investments related to an Index and may have a negative effect on the value of the underlying securities and consequently on the value of such Index. In addition, Morgan Stanley and its affiliates may from time to time act in other capacities, such as the issuer of investments or the advisor thereof. Morgan Stanley and its affiliates may also issue or enter into derivative instruments in respect of such investments and/or the underlying securities, including with certain providers of exchanged traded products, and the use of such derivatives may consequently affect the value of the underlying securities of an Index.

Morgan Stanley or one or more of its subsidiaries may carry out hedging activities related to an Index (and possibly to other instruments linked to such Index, or to any of the underlying securities), including trading in the underlying securities as well as in other instruments related to such Index. Some of Morgan Stanley’s subsidiaries also trade the underlying securities and other financial instruments related to such Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities could adversely affect the value of such Index.

Such activities may present conflicts of interest which may affect the level of the relevant Index. In acting in any of these capacities, Morgan Stanley or its affiliates are not obliged to take into account the interests of any person including (but not limited to) investors in products linked to such Index.

Index Performance Data – Retrospective Index Calculation: The SmartInvest Index has been retrospectively calculated by the SmartInvest Index Calculation Agent on a hypothetical basis for the period from March 5, 2002 to March 5, 2007, using the same methodology for the SmartInvest Index as described herein. The retrospective calculation of the SmartInvest Index is purely hypothetical and may not be an accurate or meaningful comparison. The actual performance of the SmartInvest Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley makes no representation as to the suitability of data used as a basis for the retrospective calculation of the SmartInvest Index. All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the SmartInvest Index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical. The methodology and the strategy used for the calculation and retrospective calculation of the SmartInvest Index have been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the SmartInvest Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.

Index Market Disruption Event: An Index is subject to certain adjustment and disruption events, including but not limited to trading disruption of the underlying securities, index disruption of the S&P 500® Index and certain corporate actions of the issuers of the underlying securities and any other situations in which it is difficult or even impossible for the index sponsor and/or the index calculation agent for relevant Index to rebalance, calculate and/or publish such relevant Index or for a financial product issuer to carry out hedging arrangements in relation to any financial product linked to such relevant Index. As a consequence, the index sponsor for the relevant Index may exercise an amount of discretion in relation to such relevant Index (including the right to cancel such relevant Index, change the published methodology or make adjustments to the composition of such relevant Index) and the exercise of such discretion may have an adverse impact on the level of such relevant Index and any financial products linked to such relevant Index.

No Active Management: An Index is quantitative and is not actively managed by Morgan Stanley or its affiliates (the “Morgan Stanley Group”) or any third party. The Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of an Index.
Not a Hedge Fund and Not the Same as Investing in a Hedge Fund or a Group of Hedge Funds: Hedge fund investors and corporate buyers are numerous and they use extremely varied approaches to investing. The SmartInvest Index does not track hedge funds and does not constitute a hedge fund replication strategy. The SmartInvest Screens rank and identify securities in the S&P 500® Index that are, or have been, held by hedge funds in concentrated reported positions for inclusion in the SmartInvest Index. However, the SmartInvest Screens do not attempt to, and cannot in any way, replicate investing in any hedge fund or group of hedge funds. As a consequence, investing in the SmartInvest Index and the returns you might obtain, are not at all equivalent to an investment in a hedge fund or similar fund. Morgan Stanley may advise hedge funds on strategies and metrics that are not used to determine the SmartInvest Index. Even if Morgan Stanley determines that hedge funds using other strategies or metrics are successful, it will have no obligation to revise the SmartInvest Index methodology.

Lack of Diversification: The SmartInvest Index is derived from a predetermined subset of stocks and may be focused exclusively on one geographic region or may be more concentrated in specific industry sectors or categories. The SmartInvest Index typically includes fewer stocks than benchmark equity indices and has no geographical or sector concentration limits. As a result, the SmartInvest Index is likely to be less diversified than comparable benchmark indices.

Fixed Strategy: An Index use a pre-defined, objective stock selection process that differs from an actively managed strategy in that the component stocks will change only if required by the selection criteria and only at each quarterly rebalancing. The index methodology of an Index is fixed and will not change over time even if such Index underperforms the benchmark indices. Accordingly, an Index is not actively managed to adjust to changing business, financial, geopolitical or other conditions, as would the investment process of a private equity investor or corporate buyer.

Additional Risk Factors applicable to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index

The SmartInvest Index is the base index for the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index. Therefore, an investment linked to the SmartInvest Alpha Index or the SmartInvest Alpha Volatility Target Index is subject the preceding risk factors applicable to the SmartInvest Index as well as the following additional risk factors.

Strategy Risk: The SmartInvest Alpha Index seeks to benefit from the relative performance of the SmartInvest Total Return Index against the performance of the S&P 500® Total Return Index. However, there is no guarantee that this strategy will be successful. The S&P 500® Total Return Index may outperform the SmartInvest Total Return Index, in which case the return on the SmartInvest Alpha Index will be negative.

Outperformance Risk:  The performance of the SmartInvest Alpha Index will be negatively affected by any negative performance of the SmartInvest Total Return Index and by any positive performance of the S&P 500® Total Return Index. In periods of both rising and falling equity markets, it is possible that the S&P 500® Total Return Index may outperform the SmartInvest Total Return Index, in which case the return on the SmartInvest Alpha Index will be negative. For example, even if both the SmartInvest Total Return Index and the S&P 500® Total Return Index increase in value, the SmartInvest Alpha Index will decrease in value if the increase in the value of the S&P 500® Total Return Index is greater than the increase in the value of the SmartInvest Total Return Index. Furthermore, even if both the SmartInvest Total Return Index and the S&P 500® Total Return Index decrease in value, the SmartInvest Alpha Index will decrease in value if the decrease in the value of the SmartInvest Total Return Index is greater than the decrease in the value of the S&P 500® Total Return Index.

Risk of Unequal Long/Short Exposure:  The SmartInvest Alpha Index strategy seeks to combine long exposure to the SmartInvest Total Return Index with equivalent short exposure to the S&P 500® Total Return Index. However, the SmartInvest Alpha Index’s positions in the respective indices are rebalanced only once per month, and the respective weightings of the long and short positions will diverge between rebalancings, based on the performances of the respective indices. Any such divergence in the weightings will cause the SmartInvest Alpha Index to deviate from a fully balanced outperformance strategy and could have a negative effect on the performance of the SmartInvest Alpha Index.

Limited Performance History: The SmartInvest Alpha Index was created on April 28, 2011 and therefore has a limited history. An investment in the SmartInvest Alpha Index may therefore involve greater risk than an investment in an index with longer actual historical performance and a proven track record. See “Risk Factors—Index Performance Data—Retrospective Index Calculation” above.

Additional Risk Factors applicable to the SmartInvest Alpha Volatility Target Index

The SmartInvest Index is the base index for the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index, and the SmartInvest Alpha Volatility Target Index is a variation on the SmartInvest Alpha Index. Therefore, an investment linked to the SmartInvest Alpha Volatility Target Index is subject the preceding risk factors applicable to the SmartInvest Index and the SmartInvest Alpha Index as well as the following additional risk factors.

Strategy Risk: The SmartInvest Alpha Volatility Target Index seeks to achieve a target volatility of 5% in the SmartInvest Alpha Index by adjusting its notional exposure to the SmartInvest Alpha Index based on the Realized Volatility. However, there is no guarantee that the SmartInvest Alpha Volatility Target Index will be successful in achieving its objective, as future volatility can deviate from past trends.

The SmartInvest Alpha Volatility Target Index may actually achieve volatility of less than or greater than its target volatility of 5%.

Risk of Over-exposure or Under-exposure: The SmartInvest Alpha Volatility Target Index adjusts its exposure to the SmartInvest Alpha Index on each business day, and such exposure can be less than or greater than 100%. If the SmartInvest Alpha Index decreases in value at a time when the SmartInvest Alpha Volatility Target Index’s exposure to the SmartInvest Alpha Index is greater than 100%, the effect of that depreciation will be leveraged in calculating the level of the SmartInvest Alpha Volatility Target Index, resulting in accelerated losses. Conversely, if the SmartInvest Alpha Index appreciates at a time when the SmartInvest Alpha Volatility Target Index’s exposure to the SmartInvest Alpha Index is less than 100%, the effect of that appreciation will be reduced in calculating the level of the SmartInvest Alpha Volatility Target Index, resulting in reduced gains. Additionally, the portion of the SmartInvest Alpha Volatility Target Index’s exposure that is allocated to cash will generate no return.

Low Volatility not Equivalent to Low Risk: Low volatility in the SmartInvest Alpha Index is not synonymous with low risk in an investment linked to the SmartInvest Alpha Volatility Target Index. Even if the volatility of the SmartInvest Alpha Index were to be in line with the Volatility Target, the level of the SmartInvest Alpha Volatility Target Index may nevertheless decrease over time.

Limited Performance History: The SmartInvest Alpha Volatility Target Index was created on April 28, 2011 and therefore has a limited history. An investment in the SmartInvest Alpha Volatility Target Index may therefore involve greater risk than an investment in an index with longer actual historical performance and a proven track record. See “Risk Factors—Index Performance Data—Retrospective Index Calculation” above.

Description of Index Methodology for the Morgan Stanley SmartInvest Equity Index

The SmartInvest Index is the base index for the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index. Therefore, the following description of index methodology for the SmartInvest Index is also relevant to the SmartInvest Alpha Index and the SmartInvest Alpha Volatility Target Index. Please also see “Description of Index Methodology for the SmartInvest Alpha Index” and “Description of Index Methodology for the SmartInvest Alpha Volatility Target Index.”

The Morgan Stanley SmartInvest Equity Index (the “SmartInvest Index”) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley. The SmartInvest Index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F. The SmartInvest Index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as index calculation agent. The inception date for the SmartInvest Index was March 5, 2007. The SmartInvest Index is not a replication of, nor an alternative to, hedge funds. The SmartInvest Index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F. Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed. Filers do not disclose any short positions or the rationale for the investment on Form 13F.

Determination of the “Selection Universe”

In order to qualify for inclusion in the SmartInvest Index, a security must meet the following selection universe requirements on the quarterly selection date. The selection dates are the first business day of each March, June, September and December.

•	The security must be a constituent of the S&P 500® Index.

•	Ownership information for the security must be available through Form 13F filings.

•
The issuer of the security must have a market capitalization that exceeds $2 billion times (the closing level of the S&P 500® Index on the prior trading day divided by its closing level on December 29, 2006). This adjusts $2 billion for then-current market size as compared to 2006.

Selection Procedure

The components of the SmartInvest Index are selected based on the following steps:

Determination of the “Eligible Universe”

A third-party service provider collects all Form 13F filings.

The securities constituting the selection universe are ranked according to the proportion of shares owned by hedge funds as a percentage of total shares outstanding. A higher percentage of hedge fund ownership is ranked higher than a lower percentage of hedge fund ownership.

Of the securities constituting the selection universe, a predetermined number of the highest ranked securities are selected to be part of the eligible universe. If two or more securities are equally ranked, the tied securities are ranked by market capitalization, with a higher market capitalization ranked higher than a lower market capitalization.

The SmartInvest Index uses information reported quarterly on a 45-day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Determination of the “Pre-filter Universe”
The securities constituting the eligible universe are then ranked according to the following two criteria:

•	the number of hedge funds that own the security. Ownership by a smaller number of hedge funds is ranked higher than ownership by a larger number of hedge funds; and

•	the number of filers of Form 13F that have entirely sold down their position in the security between such filers’ prior Form 13F filings and the latest available Form 13F filings for such filers.

Of the securities constituting the eligible universe, the 40 highest ranked securities are selected to be part of the pre-filter universe. If two or more securities are equally ranked, the tied securities are ranked by the proportion of shares owned by all hedge funds to the total shares outstanding, with a higher proportion of shares owned by hedge funds ranked higher than a lower proportion of shares owned by hedge funds.

The Liquidity Filter
A liquidity filter is then applied to the securities constituting the pre-filter universe. The liquidity filter analyzes the trading volume of each security to determine if it is sufficiently liquid to be included in the SmartInvest Index.

A security passes the liquidity filter if its historic average daily turnover is higher than its target average daily turnover. Historic average daily turnover is calculated on each selection date by comparing the weekly average daily volume of the security and the weekly average daily closing price of such security for the thirteen weeks preceding the selection date. Securities in the pre-filter universe that do not pass the liquidity filter are ranked based on a measure of liquidity. The lowest-ranked security is removed from the pre-filter universe and replaced with the highest-ranked security from the eligible universe not already selected. This process is repeated until all 40 securities constituting the pre-filter universe pass the liquidity filter.

The securities that constitute the pre-filter universe and satisfy the liquidity filter are index components. The component weights of the index components are determined on the basis of their relative free-float market capitalization, subject to a maximum weight of 10%.

Rebalancing

The selection procedure described above is carried out by the index calculation agent on each selection date to determine changes to the composition of the SmartInvest Index to be implemented on the next rebalancing date. The rebalancing dates are the third business day of each March, June,

September and December, subject to postponement for non-trading days or certain SmartInvest Index Market Disruption Events (as defined below).

The number of index shares of each index component to be included in the SmartInvest Index is calculated on each quarterly rebalancing date on the basis of its component weight. The rebalancing will be effective on the next rebalancing effective date. The rebalancing effective dates are the first scheduled trading day succeeding the rebalancing date.

Quarterly Periodic Review

Form 13F has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December. Each quarterly periodic review uses Forms 13F filed for the most recent period. For example, positions disclosed in a Form 13F for the period ending December will be filed around mid-February, and these data will be used to determine the eligible universe for the next March selection date. No data from filings for an earlier filing period are used in determining the selection universe.

Index Calculation

There are two versions of the SmartInvest Index, a Total Return Index (where dividends are reinvested) and a Price Return Index (where dividends are not reinvested). The level of both versions of the SmartInvest Index was set at 1,000 on the index base date, March 5, 2002. The live date for both versions of the SmartInvest Index was March 5, 2007. The SmartInvest Index is calculated on an end-of-day basis, except in the event of certain SmartInvest Index Market Disruption Events (as defined below), and is based on the component weights and related index shares and the closing prices of the index components. Both the SmartInvest Total Return Index and the SmartInvest Price Return Index are expressed in U.S. dollars, with the SmartInvest Total Return Index reinvesting a percentage of declared dividends.

Adjustments

From time to time, there may be situations requiring adjustments to the SmartInvest Index outside of a scheduled quarterly periodic review to ensure that the SmartInvest Index continues to reflect, as closely as possible, the value of the index components.

It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely. In this case, the SmartInvest Index Sponsor will cease publication of the SmartInvest Index.

SmartInvest Index Market Disruption Events

“SmartInvest Index Market Disruption Event” means (a) (i) the occurrence or existence, as determined by the index calculation agent in respect of any index component, of (A) a material suspension of or limitation imposed on trading by the primary exchange on which such index component is listed or traded (the “relevant exchange”), (B) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such index component on the relevant exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (C) the closure of the relevant exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange and (ii) the aggregate of any and all such disrupted index components comprises 20% or more of the SmartInvest Index; or

(b) the occurrence or existence, as determined by the index calculation agent, in respect of futures or options contracts relating to the SmartInvest Index, of (i) a material suspension or limitation imposed on trading by an exchange or quotation system where trading has a material effect on the overall market for futures or options contracts relating to the SmartInvest Index (the “related exchange”) during the one hour period preceding the scheduled weekday closing time of such exchange, (ii) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such futures or contracts related to the SmartInvest Index on any related exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (iii) the closure of the related exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange.

For the purposes of determining whether a SmartInvest Index Market Disruption Event exists in respect of an index component at any time, if a SmartInvest Index Market Disruption Event occurs in respect of such index component at that time, then the component weight of that index component to the Index shall be based on a comparison of the portion of the SmartInvest Index attributable to that index component to the overall SmartInvest Index, in each case using the weighting of the index component as published by the index calculation agent as part of the market opening data.

In the event of a SmartInvest Index Market Disruption Event, the closing value of the SmartInvest Index shall not be calculated on such day, provided that if a SmartInvest Index Market Disruption Event continues for a period of eight scheduled trading days then the closing value of the SmartInvest Index will be calculated by the index calculation agent based on prevailing market conditions, the last reported closing price of the relevant index components and other conditions that the index calculation agent determines relevant.

If a SmartInvest Index Market Disruption Event occurs on a rebalancing date, the index calculation agent shall make determinations and/or adjustments it considers appropriate to calculate the closing value of the SmartInvest Index by reference to prevailing market conditions and the last available price of the relevant index components, or may instead select an alternate date for such rebalancing date.

Description of Index Methodology for the Morgan Stanley SmartInvest Alpha Index

The Morgan Stanley SmartInvest Alpha Index (the “SmartInvest Alpha Index”) is a quantitative, rules-based, equity index developed by Morgan Stanley & Co. International plc. The SmartInvest Alpha Index aims to reflect the relative performance of an equity investment strategy through a long position in the SmartInvest Total Return Index and an equivalent short position in the S&P 500® Total Return Index (each, a “SmartInvest Alpha Index Component”). The SmartInvest Alpha Index is calculated, published and rebalanced by Morgan Stanley Advantage Services Pvt. Ltd. or any Morgan Stanley affiliates designated as successor thereto, as index calculation agent. The inception date for the SmartInvest Alpha Index was April 28, 2011.

Monthly Periodic Review and Rebalancing

Each month, the index calculation agent carries out monthly periodic review and rebalances the SmartInvest Alpha Index to ensure it has equivalent long and short positions on each rebalancing date. The index calculation agent will use the closing price of each SmartInvest Alpha Index Component to be included in the SmartInvest Alpha Index on the related rebalancing date. The rebalancing dates are the third business day of each month, subject to postponement for non-trading days or certain SmartInvest Alpha Index Disruption Events (as defined below).

The respective weighting of each SmartInvest Alpha Index Component is calculated on each monthly rebalancing date, and the rebalancing will be effective on the first business day succeeding the related rebalancing date.

Index Calculation

The level of the SmartInvest Alpha Index was set to 1,000 as of the index base date, March 5, 2002. The live date of the SmartInvest Alpha Index was April 28, 2011. The SmartInvest Alpha Index is calculated on an end-of-day basis, except in the event of certain SmartInvest Alpha Index Disruption Events (as defined below), and is based on the respective weightings and closing levels of the SmartInvest Alpha Index Components. As of each rebalancing date, the weighting of the SmartInvest Total Return Index is 100% (representing 1 × long exposure), and the weighting of the S&P 500® Total Return Index is -100% (representing 1 × short exposure). The SmartInvest Alpha Index is expressed in U.S. dollars.

Adjustments

From time to time, there may be situations requiring adjustments to the SmartInvest Alpha Index outside of a scheduled monthly periodic review to ensure that the SmartInvest Alpha Index continues to reflect, as closely as possible, the value of the SmartInvest Alpha Index Components.

SmartInvest Alpha Index Disruption Events

“SmartInvest Alpha Index Disruption Event” means, whether due to a SmartInvest Index Market Disruption Event or otherwise, (a)(i) the SmartInvest Alpha Index Sponsor or the index calculation agent for the SmartInvest Alpha Index determines that any of the source data required to calculate the SmartInvest Alpha Index is not available or (ii) there is any permanent calculation or prolonged suspension of a SmartInvest Alpha Index Component (the “SmartInvest Alpha Index Price Source Disruption”); (b) the SmartInvest Alpha Index Sponsor determines that there has been a material change to the methodology used to calculate a SmartInvest Alpha Index Component or there has been a material change in the constituents of a SmartInvest Alpha Index Component (the “Material Change in SmartInvest Alpha Index Component Methodology”); (c) the SmartInvest Alpha Index Sponsor determines there has been a termination, revocation or suspension of any third party license agreement or permission pursuant to which data is supplied to compile or calculate the SmartInvest Alpha Index or a SmartInvest Alpha Index Component (the “SmartInvest Alpha Index Termination of Data License”); (d) there has been a change in applicable law or regulation that prevents the SmartInvest Alpha Index Sponsor and/or the index calculation agent for the SmartInvest Alpha Index from calculating and/or publishing the SmartInvest Alpha Index (the “SmartInvest Alpha Index Change in Law”); (e) the SmartInvest Alpha Index Sponsor determines that Morgan Stanley and/or any of its affiliates would be unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments it deems necessary to hedge its position in relation to any securities issue or other relevant transactions relating to or calculated by reference to the SmartInvest Alpha Index, or (ii) realize, recover or remit the proceeds of any such transactions or instruments (the “SmartInvest Alpha Index Hedging Disruption”); or (f) the SmartInvest Alpha Index Sponsor determines that an event or circumstance has occurred that is beyond the reasonable control of the SmartInvest Alpha Index Sponsor for reasons including, but not limited to, a systems failure, fire, building evacuation, natural or man-made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption (the “SmartInvest Alpha Index Force Majeure Event”).

In the event of a SmartInvest Alpha Index Price Source Disruption, the SmartInvest Alpha Index Sponsor may, in its sole discretion: (a) provide data from alternative sources (including Reuters, Bloomberg and/or Morgan Stanley data) to the index calculation agent of the SmartInvest Alpha Index; (b) direct the index calculation agent of the SmartInvest Alpha Index to make such determinations and/or adjustments as it considers appropriate to determine the level of the SmartInvest Alpha Index by reference to the prevailing market conditions and the last available traded or published price of such SmartInvest Alpha Index Component; or (c) take any of the actions outlined below.

In the event that the SmartInvest Alpha Index Sponsor determines that a SmartInvest Alpha Index Disruption Event, other than a SmartInvest Alpha Index Hedging Disruption or SmartInvest Alpha Index Force Majeure Event, has occurred the SmartInvest Alpha Index Sponsor may in its sole discretion: (a) make such determinations and/or adjustments to the terms of the index methodology of the SmartInvest Alpha Index and/or the underlying SmartInvest Alpha Index Components as it deems necessary; (b) defer the availability of the level of the SmartInvest Alpha Index or the rebalancing of the SmartInvest Alpha Index until the next business day on which there is no SmartInvest Alpha Index Disruption Event; or (c) instruct the index calculation agent of the SmartInvest Alpha Index to permanently cease to calculate and make available the level of the SmartInvest Alpha Index.

In the event of a SmartInvest Alpha Index Hedging Disruption or SmartInvest Alpha Index Force Majeure Event, the SmartInvest Alpha Index Sponsor may in its discretion (a) make such determinations and/or adjustments to the terms of the index methodology for the SmartInvest Alpha Index as it deems necessary; (b) direct the index calculation agent of the SmartInvest Alpha Index to defer the availability of the level of the SmartInvest Alpha Index until the next business day on which there is no SmartInvest Alpha Index Hedging Disruption or SmartInvest Alpha Index Force Majeure Event; or (c) permanently cease to calculate and make available the level of the SmartInvest Alpha Index.

Description of Index Methodology for the Morgan Stanley SmartInvest Alpha 5% Volatility Target Index

The Morgan Stanley SmartInvest Alpha 5% Volatility Target Index (the “SmartInvest Alpha Volatility Target Index”) is a quantitative, rules-based, equity index developed by Morgan Stanley & Co. International plc. The SmartInvest Alpha Volatility Target Index adds a target volatility strategy onto the outperformance strategy of the SmartInvest Alpha Index, and seeks to achieve a dynamic allocation to the SmartInvest Alpha Index and cash (each, a “SmartInvest Alpha Volatility Target Index Component”) based on the comparison between the prior rolling 20-day realized volatility of the SmartInvest Alpha Index (the “Realized Volatility”) and a target volatility of 5% (the “Volatility Target”). The SmartInvest Alpha Volatility Target Index is calculated, published and rebalanced by Morgan Stanley India Services Private Limited or any Morgan Stanley affiliates designated as successor thereto, as index calculation agent. The inception date for the SmartInvest Alpha Volatility Target Index was April 28, 2011.

Index Review and Rebalancing

Each business day, the index calculation agent carries out index review and allocates the SmartInvest Alpha Volatility Target Index as necessary so that the exposure to the SmartInvest Alpha Index (the “Equity Exposure”) is equal to the desired allocation to the SmartInvest Alpha Index, determined as the ratio of the Volatility Target to the Realized Volatility. We refer to this allocation as the “Equity Allocation,” and the day on which such rebalancing is required is called a “Rebalancing Date.”  On such Rebalancing Date, the Equity Exposure will be reset to be the quotient of (a) the product of the Volatility Target and the index closing level of the SmartInvest Alpha Volatility Target Index on such Rebalancing Date and (b) the index closing level of the SmartInvest Alpha Index on such Rebalancing Date. The new Equity Allocation determined on such Rebalancing Date will be effective on the first business day succeeding such Rebalancing Date.

Index Calculation

The level of the SmartInvest Alpha Volatility Target Index was set to 1,000 as of the index base date, May 2, 2001. The live date of the SmartInvest Alpha Volatility Target Index was April 28, 2011. The SmartInvest Alpha Volatility Target Index is calculated on an end-of-day basis, except in the event of certain SmartInvest Alpha Volatility Target Index Disruption Events (as defined below), and is based on the ratio of the Volatility Target to the Realized Volatility. The SmartInvest Alpha Volatility Target Index is expressed in U.S. dollars.

The level of the SmartInvest Alpha Volatility Target Index is calculated on each business day as the sum of (a) the index closing level of the SmartInvest Alpha Volatility Target Index on the prior business day and (b) the product of (i) the Equity Exposure on the prior business day and (ii) the difference between the index closing level of the SmartInvest Alpha Index on such business day and the index closing level of the SmartInvest Alpha Index on the prior business day.

If the Realized Volatility is equal to the Volatility Target, the Equity Exposure will be 100%. If the Realized Volatility is less than the Volatility Target, the Equity Exposure will be increased, subject to the maximum exposure of 200%. If the Realized Volatility is greater than the Volatility Target, the Equity Exposure will be decreased and the cash exposure will be increased. The cash exposure generates no return. The allocations will be adjusted on each business day, but only if the change of allocations would be in an amount greater than 5%.

The Equity Exposure is thus determined by the ratio of the Volatility Target to the Realized Volatility, subject to a maximum exposure of 200%, with any remaining exposure allocated to cash and generating no return. For example, if the Realized Volatility over the prior rolling 20-day period is 4%, the Equity Exposure will be set to 125% (5/4). If the Realized Volatility is 6%, the Equity Exposure will be set to approximately 83.33% (5/6), and the exposure to cash (which generates no return) will be approximately 16.67% (1/6).

Adjustments for SmartInvest Alpha Volatility Target Index Disruption Events

In the event of a SmartInvest Alpha Volatility Target Index Disruption Event, the SmartInvest Alpha Volatility Target Index is adjusted to ensure that the SmartInvest Alpha Volatility Target Index continues to reflect, as closely as possible, the value of the index components.

“SmartInvest Alpha Volatility Target Index Disruption Event” means, whether due to a SmartInvest Index Market Disruption Event, a SmartInvest Alpha Index Market Disruption Event or otherwise, (a)(i) the SmartInvest Alpha Volatility Target Index Sponsor or the index calculation agent for the SmartInvest Alpha Volatility Target Index determines that any of the source data required to calculate the SmartInvest Alpha Volatility Target Index is not available or (ii) there is any permanent calculation or prolonged suspension of a SmartInvest Alpha Volatility Target Index Component (the “SmartInvest Alpha Volatility Target Index Price Source Disruption”); (b) the SmartInvest Alpha Volatility Target Index Sponsor determines that there has been a material change to the methodology used to calculate a SmartInvest Alpha Volatility Target Index Component or there has been a material change in the constituents of a SmartInvest Alpha Volatility Target Index Component (the “Material Change in SmartInvest Alpha Volatility Target Index Component Methodology”); (c) the SmartInvest Alpha Volatility Target Index Sponsor determines there has been a termination, revocation or suspension of any third party license agreement or permission pursuant to which data is supplied to compile or calculate the SmartInvest Alpha Volatility Target Index or a SmartInvest Alpha Volatility Target Index Component (the “SmartInvest Alpha Volatility Target Index Termination of Data License”); (d) there has been a change in applicable law or regulation that prevents the SmartInvest Alpha Volatility Target Index Sponsor and/or the index calculation agent for the SmartInvest Alpha Volatility Target Index from calculating and/or publishing the SmartInvest Alpha Volatility Target Index (the “SmartInvest Alpha Volatility Target Index Change in Law”); (e) the SmartInvest Alpha Volatility Target Index Sponsor determines that Morgan Stanley and/or any of its affiliates would be unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments it deems necessary to hedge its position in relation to any securities issue or other relevant transactions relating to or calculated by reference to the SmartInvest Alpha Volatility Target Index, or (ii) realize, recover or remit the proceeds of any such transactions or instruments (the “SmartInvest Alpha Volatility Target Index Hedging Disruption”); or (f) the SmartInvest Alpha Volatility Target Index Sponsor determines that an event or circumstance has occurred that is beyond the reasonable control of the SmartInvest Alpha Volatility Target Index Sponsor for reasons including, but not limited to, a systems failure, fire, building evacuation, natural or man-made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption (the “SmartInvest Alpha Volatility Target Index Force Majeure Event”).

In the event of a SmartInvest Alpha Volatility Target Index Price Source Disruption, the SmartInvest Alpha Volatility Target Index Sponsor may, in its sole discretion: (a) provide data from alternative sources (including Reuters, Bloomberg and/or Morgan Stanley data) to the index calculation agent of the SmartInvest Alpha Volatility Target Index; (b) direct the index calculation agent of the SmartInvest Alpha Volatility Target Index to make such determinations and/or adjustments as it considers appropriate to determine the level of the SmartInvest Alpha Volatility Target Index by reference to the prevailing market conditions and the last available traded or published price of such SmartInvest Alpha Volatility Target Index Component; or (c) take any of the actions outlined below.

In the event that the SmartInvest Alpha Volatility Target Index Sponsor determines that a SmartInvest Alpha Volatility Target Index Disruption Event, other than a SmartInvest Alpha Volatility Target Index Hedging Disruption or SmartInvest Alpha Volatility Target Index Force Majeure Event, has occurred the SmartInvest Alpha Volatility Target Index Sponsor may in its sole discretion: (a) make such determinations and/or adjustments to the terms of the index methodology of the SmartInvest Alpha Volatility Target Index and/or the underlying SmartInvest Alpha Volatility Target Index Components as it deems necessary; (b) defer the availability of the level of the SmartInvest Alpha Volatility Target Index or the rebalancing of the SmartInvest Alpha Volatility Target Index until the next business day on which there is no SmartInvest Alpha Volatility Target Index Disruption Event; (c) instruct the index calculation agent of the SmartInvest Alpha Volatility Target Index to permanently cease to calculate and make available the level of the SmartInvest Alpha Volatility Target Index; or (d) instruct the index calculation agent of the SmartInvest Alpha Volatility Target Index to use data from alternative sources (including Reuters, Bloomberg and/or Morgan Stanley data) to determine the relevant price of a SmartInvest Alpha Volatility Target Index Component.

In the event of a SmartInvest Alpha Volatility Target Index Hedging Disruption or SmartInvest Alpha Volatility Target Index Force Majeure Event, the SmartInvest Alpha Volatility Target Index Sponsor may in its discretion (a) make such determinations and/or adjustments to the terms of the index methodology for the SmartInvest Alpha Volatility Target Index as it deems necessary; (b) direct the index calculation agent of the SmartInvest Alpha Volatility Target Index to defer the availability of the level of the SmartInvest Alpha Volatility Target Index until the next business day on which there is no SmartInvest Alpha Volatility Target Index Hedging Disruption or SmartInvest Alpha Volatility Target Index Force Majeure Event; or (c) permanently cease to calculate and make available the level of the SmartInvest Alpha Volatility Target Index.